EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in the Registration Statements (No. 333-149450, No. 333-124818, No. 333-52766) on Form S-8 of our report dated June 28, 2011, relating to the statements of net assets available for benefits of the Garmin International, Inc. 401(k) and Pension Plan as of December 31, 2010 and 2009, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 11-K of the Garmin International, Inc. 401(k) and Pension Plan.

/s/ Mayer Hoffman McCann P.C.

Leawood, Kansas
June 28, 2011